Exhibit 99.1

DecisionPoint Systems to Go Private in All-Cash Transaction

Shareholders will receive $10.22 per share, a 27% premium

DELRAY BEACH, Fla., May 1, 2024 /PRNewswire/ — DecisionPoint Systems, Inc. (NYSE American: DPSI), a leading mobility-first enterprise services and solutions company and a leading provider of retail in-store solutions and services centered on Point-of-Sale systems, today announced that it entered into a definitive agreement to merge with an affiliate of Barcoding Holdings, LLC (“Barcoding”), a portfolio company of Graham Partners, in an all-cash transaction.

Steve Smith, CEO of DecisionPoint, commented: “I’m excited by the prospects of teaming up with Barcoding for the next phase in DecisionPoint’s growth. We’ve spent the past seven years rebuilding and repositioning DecisionPoint as a leader in the mobility-first enterprise space and, over the past year, significantly expanded our market opportunity within retail and services by acquiring Macro Integration Services. During this time, our organic and M&A-driven growth strategy has delivered 20% annual revenue growth and higher margins and profits. Today’s announcement to be taken private for $10.22 in cash per share is a capstone for our public shareholders.

“While this is the end of an era for our public shareholders, the benefits for employees, customers and partners are just beginning. The combined company will have immediate scale and significant cross-selling opportunities for our employees to pursue, as our overall offering, including our recent investments in managed services, complements Barcoding’s offerings in data capture, printing and labeling and mobile computing. From a vendor and partner standpoint, we already share several strategic partners. We believe this combination will strengthen those relationships, and now, both companies will have the opportunity to build new relationships across each other’s ecosystems. And finally but most importantly, both companies place a high value on employee satisfaction, as we recognize our associates are the lifeblood of our organizations.”

Under the terms of the agreement, DecisionPoint stockholders will receive $10.22 per share in cash, representing an approximate 27% premium over the closing price of $8.05 on April 30, 2024, and a year-to-date return of 63% over the $6.26 per share price on the last trading day of 2023.

Mike Stewart, Principal of Graham Partners, added, “We are excited about the combination of Barcoding and DecisionPoint, which brings together two experienced management teams and creates an integrator of scale in supply chain automation. Furthermore, the combined business is anticipated to enhance the value proposition for customers, adding service offerings across a customer’s device life cycle and establishing a national footprint.”

Transaction Timing and Effects

DecisionPoint’s board of directors unanimously approved the merger agreement and recommended that stockholders vote in favor of the merger. The Company will send out a proxy and host a special meeting for shareholders to vote on the merger in the near future. The transaction is currently expected to close in July 2024, subject to the approval of DecisionPoint stockholders and the satisfaction of customary closing conditions. Closing of the transaction is not subject to a financing condition.

Upon completion of the transaction, DecisionPoint will become a privately held company and its stock will no longer be publicly traded. The Company will continue to operate under the DecisionPoint Systems name and brand.

Advisors

Craig-Hallum Capital Group LLC delivered a fairness opinion to DecisionPoint’s board of directors with respect to the proposed transaction, and Polsinelli PC and Cole Schotz P.C. are serving as legal counsel. Dechert LLP is acting as legal counsel to Barcoding and its sponsor, Graham Partners.

About DecisionPoint Systems

DecisionPoint Systems, Inc. delivers mobility-first enterprise managed services and solutions centered around the deployment, integration and support services for essential retail, supply chain, hospitality, healthcare and other verticals utilizing data capture and POS technologies, enabling customers to make better and faster operational and business decisions. For more information about DecisionPoint Systems, Inc., visit https://www.decisionpt.com.

About Barcoding

Barcoding is a supply chain automation and innovation company that helps organizations be more efficient, accurate, and connected. With extensive subject matter experience in data capture, labeling and printing, and mobile computing, Barcoding is trusted to build and manage solutions for IT and operations teams worldwide. Founded in 1998, Barcoding is headquartered in Baltimore, MD, with offices across North America – Philadelphia, Chicago, Houston, Seattle, Montreal, Toronto, and Vancouver. For more information, visit www.barcoding.com. Barcoding was acquired by an affiliate of Graham Partners, Inc. in September 2023.

About Graham Partners

Graham Partners is a private investment firm focused on investing in technology-driven companies that are spurring innovation in advanced manufacturing, resulting in product substitutions, raw materials conversions, and disruptions to traditional end markets. Graham Partners can offer control or minority capital solutions and typically targets companies with EBITDA up to $50 million. Since the firm’s founding in 1988 by Steven Graham, Graham Partners has closed over 160 acquisitions, joint ventures, financings, and divestitures. The committed capital raised since inception through the Graham Partners funds together with Graham-led co-investments totals approximately $5.5 billion as of December 31, 2023, pro forma for subsequent events, which differs from Graham’s Regulatory Assets Under Management of approximately $3.5 billion as of December 31, 2023. For more information, visit www.grahampartners.net.

Forward-Looking Statements

This communication may contain forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding the pending merger (the “Merger”) of DecisionPoint Systems, Inc. (the “Company”) and the expected timing of the closing of the Merger and other statements that concern the Company’s expectations, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by the following words: “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements are based on the Company’s beliefs, as well as assumptions made by, and information currently available to, the Company. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including, but not limited to: (i) the risk that the Merger may not be completed on the anticipated timeline or at all; (ii) the failure to satisfy any of the conditions to the consummation of the Merger, including the receipt of required approval from the Company’s stockholders; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement which govern the terms of the Merger, including in circumstances requiring the Company to pay a termination fee; (iv) the effect of the announcement or pendency of the Merger on the Company’s business relationships, operating results and business generally; (v) risks that the Merger disrupts the Company’s current plans and operations; (vi) the Company’s ability to retain and hire key personnel and maintain relationships with key business partners and customers, and others with whom it does business; (vii) risks related to diverting management’s or employees’ attention during the pendency of the Merger from the Company’s ongoing business operations; (viii) the amount of costs, fees, charges or expenses resulting from the Merger; (ix) potential litigation relating to the Merger; (x) uncertainty as to the Merger and the ability of each party to consummate the Merger; (xi) risks that the benefits of the Merger are not realized when or as expected; (xii) the risk that the price of the Company’s common stock may fluctuate during the pendency of the Merger and may decline significantly if the Merger is not completed; and (xiii) other risks described in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), such as the risks and uncertainties described under the headings “Note Regarding Forward-Looking Statements,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q, and in the Company’s other filings with the SEC. While the list of risks and uncertainties presented here is, and the discussion of risks and uncertainties to be presented in the proxy statement on Schedule 14A that the Company will file with the SEC relating to its special meeting of stockholders will be, considered representative, no such list or discussion should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and/or similar risks, any of which could have a material adverse effect on the completion of the Merger and/or the Company’s consolidated financial condition. The forward-looking statements speak only as of the date they are made. Except as required by applicable law or regulation, the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The information that can be accessed through hyperlinks or website addresses included in this communication is deemed not to be incorporated in or part of this communication.

Additional Information and Where to Find It

This communication is being made in respect of the Merger. In connection with the proposed Merger, the Company will file with the SEC a proxy statement on Schedule 14A relating to its special meeting of stockholders and may file or furnish other documents with the SEC regarding the Merger. When completed, a definitive proxy statement will be made available to the Company’s stockholders. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT REGARDING THE MERGER (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS FILED OR FURNISHED WITH THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. The Company’s stockholders may obtain free copies of the documents the Company files with the SEC from the SEC’s website at www.sec.gov or through the Company’s website at decisionpt.com under the link “Investors” and then under the link “SEC Filings”. Alternatively, these documents, when available, can be obtained free of charge from the Company upon written request to the Company’s Secretary at 1615 South Congress Avenue, Suite 103, Delray Beach, FL 33445.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Merger. Additional information regarding the identity of the participants, and their respective direct and indirect interests in the Merger, by security holdings or otherwise, will be set forth in the proxy statement for the Company’s special meeting of stockholders and other relevant materials to be filed with the SEC in respect of the Merger when they become available. These documents can be obtained free of charge from the sources indicated above.

Contacts:

DecisionPoint Systems

Brian Siegel, IRC, MBA

Senior Managing Director, Hayden IR

(346) 396-8696

Brian@haydenir.com

Barcoding

Shane Snyder

President

(410) 385-8532

Shane.snyder@barcoding.com

Graham Partners, Inc.

Rob Newbold

Managing Principal, Graham Partners

(610) 408–0500

rnewbold@grahampartners.net

Christina Morin

Managing Principal, Graham Partners

(610) 408–0500

cmorin@grahampartners.net

Mike Stewart

Principal, Graham Partners

(610) 408–0500

mstewart@grahampartners.net

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